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FUEL SYSTEMS SOLUTIONS ANNOUNCES MANAGEMENT CHANGES

--Names New President and Chief Financial Officer--

SANTA ANA, CA – May 12, 2008 – Fuel Systems Solutions, Inc. (Nasdaq

Global:FSYS) today announced the promotion of Matthew Beale as president of the company, succeeding Mariano Costamagna who will retain his position as chief executive officer. The company also announced the promotion of Bill Larkin as chief financial officer, succeeding Thomas M. Costales who resigned his position.

     Beale, 41, who most recently served as vice president of business development and earlier as a consultant to the company, has extensive international corporate finance, banking and consulting experience – including 11 years with JP Morgan and Citigroup, based in London and Milan. Prior to joining the company, he served as managing director for CVS Partners, a corporate advisory firm based in Italy focused on mergers, acquisitions and financings. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Instituto de Estudios Superiores de la Empresa, Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.

     Prior to joining Fuel Systems Solutions in 2006 as corporate controller and chief accounting officer, Bill Larkin, 38, served as director of financial reporting at Standard Pacific Corp (NYSE:SPF), responsible for SEC reporting and Sarbanes Oxley Section 404 compliance. Earlier, he served as an auditor at Deloitte & Touche LLP, based in Los Angeles. He earned a Bachelor of Science degree in accounting from the University of Southern California and is a certified public accountant.

     “We thank Tom for his many contributions to our organization during his tenure and respect his desire to explore new opportunities. We wish him well in his future endeavors,” said Mariano Costamagna, chief executive officer of Fuel Systems Solutions.

     “These executive appointments complement our strategy and focus on capitalizing on the tremendous global opportunities that exist within the gaseous fuels market. I look forward to continuing to work with Matthew and Bill in their new positions,” Costamagna said.

     Fuel Systems Solutions is a holding company with two direct wholly owned subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC, through its wholly owned subsidiaries, produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at BRC’s web site http://www.brc.it

     This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding its ability to capitalize on opportunities that may exist within the gaseous fuels market. Such statements are only predictions, and the actual opportunities that arise and the company’s ability to capitalize on those opportunities may differ from expectations. Factors that may cause the statements made in this press release to differ include, but are not limited to those described in the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in the "Risk Factors" section of the company’s Annual Report on Form 10-K, for the year ended December 31, 2007. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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